UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
August 4, 2006
Date of Report (Date of earliest event reported)
FIRST INDUSTRIAL REALTY TRUST, INC.
(Exact name of registrant as specified in its charter)

Maryland	1-13102	36-3935116
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification No.)
311 S. Wacker Drive, Suite 4000
Chicago, Illinois 60606
(Address of principal executive offices, zip code)
(312) 344-4300
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Item 9.01 Financial Statements and Exhibits.
SIGNATURES
Summary of Managing Director 2006 Incentive Compensation Plan

Item 1.01 Entry into a Material Definitive Agreement.
     On August 4, 2006, the Compensation Committee of the Board of Directors of First Industrial Realty Trust, Inc. (the “Company”) adopted an incentive compensation plan for the year ended December 31, 2006 for the Company’s three Managing Directors. The plan is designed to reward the Company’s Managing Directors for profitable development, sale and lease transactions consummated in their regions and to increase their ownership in the Company.
     Pursuant to the plan, each Managing Director is eligible to receive (i) an amount equal to 7.0% of the new business generation incentive compensation paid to officers of the Managing Director’s region and (ii) an additional 20% of the new business generation incentive compensation paid to officers on certain types of transactions (collectively, “NBG Compensation”). Losses from comparable transactions will offset gains for the purpose of determining compensation payable under the plan. In addition, each Managing Director may receive compensation up to $300,000 upon the achievement of profitability and sales leadership goals and acquisitions and development projects.
     The plan does not have an aggregate bonus pool and incentive compensation payable is not subject to any pre-set limit based on the Managing Director’s salary. Any plan compensation will be paid annually 60% in cash and 40% in restricted stock. Payments are contingent upon the continued employment of the officer on the payment date. Restricted stock will vest ratably over 3 years and be denominated based on a price to be determined by senior management with the approval of the Compensation Committee.
     A summary of 2006 incentive compensation plan elements is attached hereto as Exhibit 10.1 and is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
(d)	Exhibits. The following exhibits are filed herewith:

Exhibit No.	Description

10.1	Summary of Managing Director 2006 Incentive Compensation Plan

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST INDUSTRIAL REALTY TRUST, INC.

By:	/s/ Scott A. Musil

	Name:	Scott A. Musil
	Title:	Chief Accounting Officer (Principal Accounting Officer)
Date: August 7, 2006